Exhibit 99

FOR IMMEDIATE RELEASE

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Jim Olecki
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION ELECTS JOSEPH M. GIGLIO TO ITS BOARD OF DIRECTORS

CHICAGO, IL, November 16, 2006 — Quixote Corporation (Nasdaq: QUIX) today announced that Joseph M. Giglio  has been elected to the Company’s Board of Directors to fill the vacancy resulting from the death of William G. Fowler earlier this year.

Mr. Giglio is an Executive Professor at Northeastern University’s College of Business Administration and Vice Chairman of the Hudson Institute, a leading public policy organization in Washington D.C.   Mr. Giglio has extensive experience within the transportation sector.  He was appointed to the Board of the Special Commission on Transportation Finance by Governor Romney of Massachusetts, and has served as Special Advisor to the U.S. Office of the Secretary of Transportation. He has also served as Chairman and Vice Chairman of the Intelligent Transportation Society of America (ITSA) and as former Chairman of the Public-Private Division of the American Road and Transportation Builders Association.  Mr. Giglio also served as an Executive Vice President at Smith Barney, as President of Chase Municipal Securities and as a Senior Managing Director at Bear, Stearns & Co. Inc.  Mr. Giglio holds a BA from Rutgers University, an MPA from New York University, an MBA from Columbia University and a PhD from Northeastern University.

Leslie J. Jezuit, Chairman and Chief Executive Officer, stated, “Joe is a valuable addition to our Board.  His unique background in business, public policy and finance, combined with his special expertise in transportation, will be of tremendous value to Quixote and the Board.   We are very pleased to welcome him and look forward to working together as Quixote continues to progress and grow.”

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote

Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting systems, computerized highway advisory radio transmitting systems, intelligent intersection control systems, flexible post delineators and other transportation safety products.

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